KEITH K. ZHEN, CA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET
BROOKLYN, NY 11223
TEL (347) 408-0693
FAX (347) 602-4686
EMAIL KEITHZHEN@KEITHZHENCPA.COM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zhongke Biotec Agriculture (USA) Company

We hereby consent to the use of our report dated March 27, 2009, with respect to the financial statements of Zhongke Biotec Agriculture (USA) Company, incorporated in the Registration Statement on Form S-1 of Zhongke Biotec Agriculture (USA) Company to be filed on about August 13, 2009. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.


Truly yours,

/s/ Keith K. Zhen, CPA
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Keith K. Zhen, CPA
Brooklyn, New York
August 13, 2009